Exhibit 10.17

Ichor Systems USA / Austin 200-C Parker Drive #600 Austin, TX 78728 tel +1 512 246 9092 fax +1 512 246 5195

September 30, 2015

Philip Barros

[Address]

Dear Phil,

This letter serves as confirmation of the following provisions regarding your employment with Ichor Systems, Inc.

Salary

Effective September 28, 2015, your earned base salary will be $12,884.62 biweekly, which when annualized is equivalent to $335,000 per year.

Title

Your title will be Chief Technology Officer.

Incentive Bonus

You are eligible to participate in the Company’s incentive compensation plan. Eligibility is subject to the terms and conditions of the plan and at the discretion of the Board of Directors. Your current target bonus is 50% of your annual base salary. Specific goals and requirements under this plan are communicated for each plan period under separate cover. This plan is subject to change at any time at the Company’s discretion.

Success Bonus

In the event that the company is successful in either an acquisition or IPO event, you will be eligible for a one-time bonus payment in the amount of $200,000.

Stock Option & Equity Participation

As you are aware, you currently participate in the Ichor Holdings, LTD 2012 Equity Incentive Plan. Vesting and other provisions will be in accordance with the plan document.

Benefits

All other benefits such as Health & Welfare, 401K, paid time off and related employee benefits remain unchanged.

Confidentiality

You are fully bound by, and subject to the obligations of, Section 8.13 (Non-Compete; Non-Solicitation) of the Purchase Agreement per your signed Joinder to Non-Compete and Non-Solicit.

Per company policy, your employment with Ichor Systems is at will. This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems. This agreement cannot be modified or amended unless done so in writing and signed by you, the Chief Executive Officer, and the Vice President of Human Resources for Ichor Systems. Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

Sincerely,

Ichor Systems, Inc.

/s/ Thomas Rohrs
Thomas Rohrs
Chief Executive Officer

/s/ Jennifer S. Speer
Jennifer S. Speer
Vice President Human Resources

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Philip Barros	10/22/2015
Philip Barros	Date